Exhibit 10.1
First Community Bancshares, Inc. and Affiliates
Executive Retention Plan
Effective January 1, 2005, the Employer amends and restates the First Community Bancshares, Inc. and Affiliates Executive Retention Plan and Agreement.
WHEREAS, the Employer originally established this Plan effective February 2, 2000.
WHEREAS, it is the intention of the Employer to establish a non-qualified supplemental pension plan for the sole and exclusive benefit of its eligible Employees who qualify as Participants hereunder and their Beneficiaries, as herein provided. The purpose of this Plan is to provide a supplemental retirement income benefit to a select group of management and highly compensated employees of the Employer who are determined by the Employer to be eligible to participate.
WHEREAS, this amendment and restatement is intended to be a “good faith” compliance with the Section 409A of the Internal Revenue Code.
WHEREAS, this amended and restated Plan embodied herein has been duly approved and authorized by the Board of Directors of said Company.
NOW, THEREFORE, THIS AGREEMENT,

ARTICLE 1 — DEFINITIONS
The following terms shall have the meaning indicated when capitalized throughout this document, unless the context clearly indicates otherwise.
1.1	Accrued Benefit shall mean the monthly retirement benefit a Participant would receive at his Normal Retirement Date based on the retirement benefit formula set forth in Section 4.2(a)(1) or 4.2(a)(2) of the Plan, determined using such Participant’s Final Average Compensation and his number of actual Years of Benefit Service (as to the date of the determination of his Accrued Benefit). The amount of a Participant’s Accrued Benefit is determined as follows:

A Participant’s projected benefit at his Normal Retirement Date is calculated in accordance with Section 4.2(a)(1) or 4.2)a)(2) herein, using the Participant’s expected Years of Benefit Service as of his Normal Retirement Date, but using his Final Average Compensation as of the accrual date, multiplied by a ratio (not to exceed 1.0) of (a) over (b), where:
(a)	Is the number of the Participant’s actual Years of Benefit Service as of the accrual date, and

(b)	Is the number of Years of Benefit Service that the Participant is expected to complete if he were to continue in the employment of the Employer until his Normal Retirement Date.
The amount as determined above shall equal a Participant’s Accrued Benefit as of his accrual date.
1.2	Actuarial (or Actuarially) Equivalent shall mean a benefit of equivalent value to the Normal Annuity Form determined by generally accepted actuarial principles. All alternate forms of distribution shall be Actuarially Equivalent to the Normal Annuity Form of distribution at the Normal Retirement Date.

For benefit payment paid other than a lump sum, the conversion to an alternate form shall be based upon the 1983 Group Annuity Mortality Table assuming the Participant is male and with an 8.0% interest assumption.

Any benefits paid as a lump sum, the Actuarial Equivalent of such benefit shall be determined using (i) the 1984 Unisex Mortality Table adjusted for a 20% female content and (ii) using an interest equal to the greater of either 7.0% or the 30 Year US Treasury average Bond rate in effect two months prior to the date of any lump sum payment.

1.3	Affiliated Employer shall mean the Employer and any corporation which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Employer; any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Employer; any organization (whether or not incorporated) which is a member of an affiliated service group (as defined in Section 414(m) of the Code) which includes the Employer; and any other entity required to be aggregated with the Employer pursuant to regulations under Section 414(o) of the Code.

For purposes of this Section 1.3, the term “controlled group” means any two or more corporations, trades or businesses under common control of which the Employer is a member, or two or more “affiliated organizations” under Code Section 414(m). The term

“two or more corporations, trades or businesses under common control” will include any group of corporations, trades or businesses which is either:
(a)	A parent-subsidiary group, or

(b)	A brother-sister group, or

(c)	A combined group
within the meaning under Code Sections 414(b), 414(c), and 414(m) and their regulations.

Refer to Section 1.21 for a list of Affiliated Employers.
1.4	Annuity Starting Date shall mean the first day of the first month for which a benefit under this Plan is payable in the form of an annuity whether or not such benefit commences on such date.

1.5	Applicable Guidance means as the context requires Code Sections 83, 409A, and 457; and Treas. Reg. 1.83, Treas. Reg. 1.409A, Treas. Reg 1.457; and any other written Treasury or IRS guidance regarding or affecting Code Sections 83, 409A, or 457. Applicable Guidance also includes through December 31, 2006, or other applicable date, Notice 2005-1.

1.6	Beneficiary shall mean any person or legal entity designated by a Participant to receive benefits under this Plan.

1.7	Board shall mean the Board of Directors of the Employer.

1.8	Break-In-Service shall mean the failure of a Participant to complete more than five hundred (500) Hours of Service during a twelve (12) consecutive month Plan Year period.

1.9	Change in Control shall mean the occurrence of one of the following three (3) events:
(a)	Change in Ownership of the Employer - A “change in ownership” occurs on the date that any one person, or more than one persons acting as a group, acquires ownership of stock of the Employer that, together with stock already held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Employer.

(b)	Change in Effective Control of the Employer - A “change in effective control” occurs on the date either one of the following events occurs:
(i)	Any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing 30% or more of the total voting power of the stock of the Employer; or

(ii)	A majority of members of the Employer’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors prior to the date of the appointment or election; provided that for purposes of this paragraph (b) the term Employer shall refer to the Employer for which no other corporation is a majority shareholder for purposes of this paragraph.

(c)	Change in the Ownership of a Substantial Portion of the Assets of the Employer. A “change in the ownership of a substantial portion of the assets of the Employer” occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair value equal to 40% or more of the total gross fair market value of all the assets of the Employer immediately prior to such acquisition or acquisitions.
The occurrence of an event described in this Section 1.9 must be objectively determinable.
1.10	Code means the Internal Revenue Code of 1986, as amended.

1.11	Committee shall mean the Compensation Committee of the Board (or other Committee that maybe appointed by the Board) provided for in Article 10 of the Plan.

1.12	Compensation — Compensation for purposes of this Plan shall mean the Participant’s Initial Base Compensation which is the annualized base monthly salary of a Participant in affect as of the date that a Participant enters the Plan. Appendix A lists the Initial Base Compensation for each Participant. A Participant’s Initial Base Compensation shall include any amount of salary deferred under any other qualified Employer sponsored plan under Code Sections 125, 401(k), or any other qualified or non-qualified Cash or Deferred Arrangement. A Participant’s Initial Base Compensation and subsequent annual Base Compensation shall exclude any bonuses, incentive pay, and extra form of extra compensation. For each subsequent Plan Year, a Participant’s annual Base Compensation is assumed to increase three percent (3%) more than the preceding Plan Year; actual wage increases shall be disregarded and the three percent (3%) shall be used in lieu of any actual wage increase.

1.13	Computation Periods:
(a)	Accrual of Benefit Computation Period — The 12 consecutive month period beginning with the first day of the Plan Year and ending with the last day of the Plan Year during which an Employee is credited with at least 750 or more Hours of Service. Thus, if an Employee is not credited with at least 750 Hours of Service during a Plan Year, he is not given credit for a year of benefit accrual for that Plan Year.

(b)	Vesting Computation Period — Means each calendar year, or Plan Year during which a Participant is expected to complete at least 750 Hours of Service.
1.14	Dates:
(a)	The Original Effective Date of the Plan was February 2, 2000.

(b)	Anniversary Date shall mean January 1 of each calendar year.

(c)	Plan Year: The Plan Year shall begin each January 1 and end the following December 31.

(d)	Entry Date shall mean the first day of the Plan Year (January 1).
1.15	Disability or Disabled shall mean that the Participant either is:

(a)	Unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(b)	By reason of any medically determinable physical or mental impairment (which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months) receiving income replacement benefits for a period of 3 or more months under an accident and health plan covering employees of the Employer, or

(c)	Determined to be disabled by the Social Security Administration.
However, for purposes of this Plan, no Participant shall be deemed Disabled if his disability results from injury incurred while engaging in any illegal or felonious enterprise, or intentionally self-inflicted injury,
The Employer may require proof of continued Disability from time to time, but not more frequently than once in any six (6) month period.
1.16	Early Retirement Age means age 60.

1.17	Early Retirement Date means the first day of the month coinciding with or next following the Participant’s 60th birthday provided that the Participant has completed at least 20 Years of Service and has incurred a Separation of Service from the Employer. A Participant shall become 100% vested in his Accrued Benefit upon reaching his Early Retirement Date.

1.18	Eligible Spouse shall mean one to whom a Participant is married on the date the Participant’s benefits under this Plan are to commence.

1.19	Eligible Employee shall mean any Employee of the Employer who is “highly compensated” (as provided in ERISA Sections 201(2), 301(a)(2), and 401(a)(1)) and other senior management Employees of the Employer, recommended by the Chief Executive Officer of the Employer and as approved by the Compensation Committee of the Board.

1.20	Employee shall mean any person on the payroll of the Employer who is subject to withholding for purposes of Federal income taxes and for purposes of the Federal Insurance Contributions Act.

1.21	Employer or Company shall mean First Community Bancshares, Inc. (55-0694814) a Nevada corporation, or any other organization which has adopted the Plan with the consent of such establishing employer; and any successor of such employer. The term Employer shall also apply to any subsidiary or affiliated corporations, who adopt the Plan and who, at the time such reference applies, are included in the list of Affiliated Employers set forth below. For the purpose of this Plan, First Community Bancshares, Inc. shall be deemed the representative of each Employer and any action taken by First Community Bancshares, Inc. shall be binding on all Employers.
Affiliated Employers
First Community Bank N.A.
GreenPoint Insurance Group, Inc.

An Employer may be removed from the above list as of the date on which it ceases to be subsidiary to, affiliated with, or allied with First Community Bancshares, Inc., or such Employer loses its status as a legal entity by means of dissolution, merger, consolidation, bankruptcy, or otherwise. An Employer shall also be removed from the list of Employers upon the termination of the Plan for that Employer.
As used in the further provisions of the Plan, the term Employer shall be deemed to apply to each Employer independently.
1.22	ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and regulations and guidance issued thereunder.

1.23	Gender and Number — The masculine pronoun shall include the feminine and the singular shall include the plural.

1.24	Hour of Service shall mean each hour for which an Employee is either directly or indirectly paid, or entitled to payment by the Company for the performance of duties during the applicable computation period.
(a)	Crediting Hours — Hours shall be credited to an Employee for the Computation Period or periods in which the duties were performed. Each hour for which any back pay, irrespective of mitigation of damages, has been either awarded or agreed to by the Company, shall be credited to the Employee for the Computation Period or periods to which the award or Agreement pertains (and not the Computation Period in which the award, Agreement or payment is made). Salaried and commissioned Employees employed by the Employer whose compensation is not determined on the basis of hours worked and whose hours are not required to be recorded by any other Federal law shall be credited with forty (45) Hours of Service per week for which the Employee is performing services on behalf of the Company; provided, however, that this alternative method for salaried and commissioned Employees may only be used if it results in crediting an Employee to whom it is applied with at least seven hundred fifty (750) Hours of Service for the respective computation period.

An Hour of Service shall be credited for each hour for which an Employee is paid or entitled to payment by the Employer on account of a period of time during which no duties were performed (irrespective as to whether his employment relationship has been terminated) due to vacations, holidays, illness, incapacity, including disability, layoff, jury duty, military duty, or leave of absence.

(b)	Leave of Absence Without Pay — A Leave of Absence under the Employer’s standard personnel practices granted as such by the Employer for reasons of illness, injury, pregnancy, reduction of work force, educational purposes or for periods of military service during which the Participant’s re-employment rights are protected by law shall not be considered a Separation from Service provided that the Participant shall return to the service of the Employer within ninety (90) days after such Leave of Absence. If the Participant shall not so return, he shall be deemed to have terminated employment at the time the absence commenced. No credit for Hours of Service shall be given for Leave of Absence without pay. An Hour of Service required by Federal law to be credited to an Employee (such as for military duty) shall be credited as an Hour of Service under this Plan.

This definition of Hour of Service shall be construed so as to resolve any ambiguities in favor of crediting Employees with Hours of Service.

(c)	Department of Labor Regulations 2530-200b-2(b) and (c) are herein incorporated by reference.

(d)	Maternity and Paternity Leave — Solely for purposes of determining whether a Break in Service (as defined in Section 1.8 for participation and vesting purposes), has occurred in a Computation Period, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence, or in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence shall be credited, subject to a Maximum of 501 Hours of Service credited under this paragraph for Maternity or Paternity Leave of Absence.

For purposes of this sub-paragraph (d), an absence from work for maternity or paternity reasons means an absence (1) by reason of the pregnancy of the individual, (2) by reason of a birth of a child of the individual, (3) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this sub-paragraph (d) shall be credited (1) in the Computation Period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period, or (2) in all other cases, in the following Computation Period.
1.25	Insurer — Any insurance company licensed to do business in any state where this Plan is located.

1.26	Normal Annuity Form — The Normal Annuity Form shall be a 10 Year Certain and Life Annuity which provides monthly payments to the Participant, the first payment to be paid on the first day of the month coinciding with or next following such Participant’s benefit commencement date, if he is then living, and subsequent payments of an equal amount monthly continuing for his lifetime and ceasing at his death, provided at least 120 consecutive monthly payments have been made.

1.27	Normal Retirement Age - shall mean a Participant’s 62nd birthday provided a Participant has completed 5 or more Years of Benefit Service with the Employer.

1.28	Normal Retirement Date for a Participant shall be the later of (i) first day of the month coinciding with or next following the Participant’s Normal Retirement Age, or (ii) the fifth anniversary of the date that the Employee first became a Plan Participant.

1.29	Participant shall mean any Eligible Employee, or former Eligible Employee (or beneficiary thereof) who has retired, or Employee of the Employer who has met the eligibility and participation requirements of the Plan pursuant to Article 2 herein, provided that any former Employee who has been paid in full through means of a lump sum distribution shall not be considered a Participant under this Plan unless and until he shall be rehired as an Employee and again meet the requirements of Article 2 herein. See Appendix A for a list of Plan Participants.

1.30	Payment Election Form shall mean the Initial Payment Election form (Appendix B) on which the Participant initially elects the form of payment of his retirement benefits. This

Payment Election form should be completed within 30 days following the date that the Participant enters the Plan unless it is changed by means of a Subsequent Payment Election as defined in Section 1.37 below.

1.31	Plan shall mean the First Community Bancshares, Inc. and Affiliates Executive Retention Plan as embodied in this instrument, any and all supporting documents, and all subsequent amendments and supplements thereto.

1.32	Plan Administrator shall mean the Compensation Committee of the Board, unless otherwise designated by the Board.

1.33	Payment Events means those events that permit a payment to be made to a Participant or his Beneficiary from this Plan. Such payment events are limited to the following occurrences:
(a)	Death,

(b)	Disability as defined in Section 1.15,

(c)	Attainment of Normal Retirement Age or Early Retirement Date,

(d)	Separation from Service due to Involuntary Termination “without cause,”

(e)	Voluntary Separation from Service with a Vested benefit in accordance with Section 8.2(vi),

(f)	Plan Termination in accordance with Section 15.2

(g)	Separation from Service within 24 months following a Change of Control.
1.34	Separation from Service means the date of an Employee’s Separation from Service within the meaning of Applicable Guidance and further includes a termination of employment with the Employer whether on account of death, Disability, retirement or otherwise. Furthermore, in considering whether a Separation from Service has occurred, the following special rules will apply:
(a)	Effect of Leave of Absence. An Employee does not incur a Separation from Service if the Employee is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government), if such leave does not exceed a period of 6 months, or if longer, the period for which a statute or contract provides the Employee with the right to reemployment with the Employer. If a Participant’s leave exceeds 6 months but the Participant is not entitled to reemployment under a statute or contract, the Participant incurs a Separation from Service on the next day following the expiration of 6 months.

A “leave of absence” must be a bona fide leave of absence where there is a reasonable expectation that the Participant will return to the service of the Employer. Under a “disability leave of absence,” the employment relationship will be treated as continuing for a period of up to 29 months, unless otherwise terminated by the Employer or the employee regardless as to whether the employee retains a contractual right to re-employment.

(b)	Insignificant Service. If an Employee continues to perform services for the Employer, but the services are not more than insignificant, the Employee incurs a Separation from Service. For this purpose, an Employee will be deemed to provide more than insignificant service (and no Separation from Service occurs) if the Employee provides bona fide services which are equal to at least 20% of the average annual services performed during the immediately preceding three full calendar years of employment, or if less, the period the Employer employed the Employee.

(c)	Significant Non-Employee Service. In addition, a former Employee who continues to render significant services to the Employer in a non-Employee capacity is not deemed to have incurred a Separation from Service. For this purpose a former Employee is deemed to render significant service if the former Employee provides service to the Employer and receives annual remuneration from the Employer which is equal to at least 50% of the average annual remuneration earned during the immediately preceding three full calendar years of employment, or if less, the period the Employer employed the Employee.

(d)	Employer Determination. The Employer will determine whether an Employee has incurred a Separation from Service: (i) based on the facts and circumstances; (ii) subject to the provisions of this Section 1.34; and (iii) without application of the “same desk rule” under Rev. 79-336 and Rev. Rul. 80-229. The Employer will determine whether an Employee has incurred a Separation from Service in accordance with Treas. Reg. §1.409A-1(h) and Applicable Guidance.
1.35	Service
(a)	Years of Service
(1)	Years of Service prior to January 1, 2000, shall mean all of an Employee’s full calendar years and months of continuous employment with the Employer, provided the Participant was employed by the Employer on January 1, 2000.

(2)	Years of Service on or after January 1, 2000, shall mean all Plan Years during which an Employee completed 750 or more Hours of Service with the Employer or any Affiliated Employer, provided that the following special provisions shall apply:
(i)	With respect to an Employee who had a Break in Service before 2000, and before he had any vested interest in his Accrued Benefit under this Plan, then all such Years of Service prior to such break shall be disregarded if the number of consecutive 1-Year Breaks in Service equals or exceeds the aggregate number of Years of Service earned prior to the Break(s) in Service.

(ii)	With respect to an Employee who shall have a Break in Service after January 1, 2000, and before he shall have any vested interest in his Accrued Benefit under this Plan, all such Years of Service prior to such break shall be disregarded if the number of consecutive 1-Year Breaks in Service equals or exceeds five (5) consecutive 1-Year Breaks in Service.
(3)	However, any periods during which an Employee is on a Leave of Absence without compensation or on a layoff shall not be considered for purposes of a Year of Service or a Year of Benefit Service.
(b)	Years of Benefit Service shall mean all of a Participant’s Years of Service as an Employee including Years of Service prior to the adoption of this Plan. However, notwithstanding the provisions of this Section 1.35, if a Participant retires or has a Break-in-Service and shall have received payment for all of his vested Accrued Benefit under the Plan, or the Actuarial Equivalent thereof, and shall subsequently re-

enter service, service prior to such retirement or Break-in-Service shall be disregarded for the purpose of determining Years of Benefit Service.
1.36	Specified Employee means a Participant who is a “Key Employee” as described in Code § 416(i), disregarding paragraph (5) thereof. However, a Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise. If a Participant is a Key Employee at any time during the 12 months ending on the December 31 (identification date), the Participant is a Specified Employee for the 12 month period commencing on the first day of the three month following the identification date. The Employer has designed the December 31 as the identification date and the same identification date must apply as to all deferred compensation arrangements of the Employer. The Employer may amend this Plan to change the identification date but any such amendment is not effective for 12 months after the adoption of the amendment.

The Employer’s election of an identification date of December 31, applies to any Separation from Service occurring on or after January 1, 2005. The Employer, in determining whether this Section 1.36 and all related Plan provisions apply, will determine whether the Employer has any publicly traded stock as of the date of a Participant’s Separation from Service. In the case of a spin-off or merger, or in the case of nonresident alien Employees, the Employer will apply the Specified Employee provisions of the Plan in accordance with Treas. Reg. § 1.409A-1(i) and other Applicable Guidance.

1.37	Subsequent Payment Election shall mean an election by a Participant or a Beneficiary that is made after the Participant has already entered the Plan. To be recognized by the Plan, a Subsequent Payment Election must meet the requirements of Section 9.3.

1.38	Terminate or Termination of Employment shall mean that a Participant has had a Separation from Service.
ARTICLE 2 — ELIGIBILITY
2.1	Requirements for Participation — Any Eligible Employee who was a Participant in this Plan on December 31, 2004, shall continue to participate as of January 1, 2005. Effective January 1, 2005, any Eligible Employee may participate in the Plan on January 1, 2005 or any subsequent Plan Entry Date (each January 1) if so approved by the Committee.
ARTICLE 3 — EARLY RETIREMENT
3.1	Early Retirement Benefit — A Participant who has reached Early Retirement Age will be entitled to an Early Retirement Benefit provided he has completed at least 20 Years of Service and has incurred a Separation from Service from the Employer. However, unless the Participant elects a deferred commencement date as provided in Section 9.2, the commencement of a Participant’s Early Retirement benefit shall automatically commence on the Participant’s Early Retirement Date, provided the Participant is still living at that time and has had a Separation from Service from the Employer.

Subject to the “6 months” rule for Specified Employees in Section 9.4(c), monthly benefit payments in the Normal Form of Annuity will start on a Participant’s Early Retirement Date, unless the Participant (i) elects otherwise on his Initial Payment Election Form or (ii) has elected to defer the commencement by making a Subsequent Payment Election in accordance with Section 9.3(a).

3.2	Amount And Form of Early Retirement Benefit —
(a)	If the payment of benefits commences on or after a Participant’s Early Retirement Date, but prior to his Normal Retirement Date, the amount of the benefit shall be the Participant’s Accrued Benefit as of his Early Retirement Date, reduced by one-one hundred eightieth (1/180) for each of the months by which the starting date of the benefit precedes the Participant’s Normal Retirement Date. The Actuarial Equivalent of the Participant’s Accrued Benefit shall be paid in the (Normal Annuity Form) form of a 10 Year Certain & Life Annuity with 120 guaranteed monthly payments, unless the Participant elects another Form of Payment (i) on his Initial Payment Election Form or (ii) by making a Subsequent Payment Election in accordance with Section 9.3.

(b)	If the payment of benefits is deferred until his Normal Retirement Date or later date, the amount of the benefit payable as of his Normal Retirement Date or later date shall be the Participant’s Accrued Benefit as of his Early Retirement Date. The Actuarial Equivalent of the Participant’s Accrued Benefit shall be paid in the (Normal Annuity Form) form of a 10 Year Certain and Life Annuity with 120 guaranteed monthly payments, unless the Participant elects another Form of Payment (i) on his Initial Payment Election Form or (ii) by making a Subsequent Payment Election in accordance with Section 9.3.
ARTICLE 4 — NORMAL RETIREMENT
4.1	Vesting at Normal Retirement — At Normal Retirement Age each Participant shall have a 100% vested right to his Normal Retirement Benefit.

4.2	Amount of Normal Retirement Benefit — The amount of the monthly Normal Retirement Benefit, payable in the Normal Annuity Form, shall be determined as follows:
(a)	Determination of Normal Retirement Benefit — Each Participant shall be entitled to receive a monthly retirement benefit commencing on his Normal Retirement Date provided he has incurred a Separation from Service, or Deferred Retirement Date, (unless he elects otherwise in accordance with Section 9.3), in an amount equal to one-twelfth (1/12) of (1) or (2) below:
(1)	Group A Participants— Means those Participants who entered this Plan prior to January 1, 2009. — All such Participants shall receive a Normal Retirement Benefit equal to:
Thirty-five (35%) of a Participant’s Final Average Compensation, subject to a maximum benefit of $80,000 per calendar year.
(2)	Group B Participants— Means any Participant who entered this Plan after December 31, 2008. All such Group B Participants shall receive a Normal Retirement Benefit equal to:
One and one-half percent (1.5%) of such Participant’s Final Average Compensation multiplied by his number of Years of Benefit Service, subject to a maximum Normal Retirement Benefit of thirty-five percent (35%) of a Participant’s Final Average Compensation, subject to a maximum benefit of $80,000 per calendar year.

(b)	Final Average Compensation — A Participant’s “Final Average Compensation” shall not be based on actual a Participant’s actual compensation but shall be based on a calculation which is determined by an average of the last three (3) full calendar years of his Compensation while employed by the Employer, including any service with any employer acquired by the Employer. In computing the average Compensation, a Participant’s Initial Base Compensation (see Section 1.12) is assumed to increase at a compounded annual rate of three percent (3%) per calendar year.
4.3	Commencement of Normal Retirement Benefit. Subject to the “6 months” rule for Specified Employees in Section 9.4(c) and provided the Participant has incurred a Separation from Service from the Employer, monthly payments of a Participant’s Normal Retirement Benefit shall start as of the Participant’s Normal Retirement Date unless the Participant (i) elects otherwise on his Initial Payment Election Form or (ii) has elected to defer the commencement by making a Subsequent Payment Election in accordance with Section 9.3.
ARTICLE 5 — DEFERRED RETIREMENT
5.1	Deferred Retirement. A Participant may retire later than his Normal Retirement Date. Subject to the “6 months” rule for Specified Employees in Section 9.4(c), should any Participant continue in the service of the Employer beyond his Normal Retirement Date, his Normal Retirement Benefit shall not commence until his Deferred Retirement Date. A Participant’s “Deferred Retirement Date” shall be the first day of the month coinciding with or next following the date that the Participant his incurred a Separation from Service from the Employer, but not beyond his 70th birthday.

5.2	Amount of Deferred Retirement Benefit. A Participant who continues in the employ of the Employer beyond his Normal Retirement Date shall receive their Accrued Benefit based on his Final Average Compensation as of his Deferred Retirement Date.

5.3	Commencement of Deferred Retirement Benefit. Subject to the “6 months” rule for Specified Employees in Section 9.4(c) and provided the Participant has incurred a Separation from Service from the Employer, monthly payments of a Participant’s Deferred Retirement Benefit shall start as of the first day of the month coinciding with or next following the Participant’s actual Deferred Retirement Date unless the Participant (i) elects otherwise on his Initial Payment Election Form or (ii) has elected to defer the commencement, but not beyond his 70th birthday, by making a Subsequent Payment Election in accordance with Section 9.3.
ARTICLE 6 — DISABILITY RETIREMENT
6.1	Eligibility for Disability Retirement Benefits. A Participant who becomes Disabled (as defined in Section 1.15 herein) prior to his actual Early or Normal Retirement Date shall become 100% vested in his Accrued Benefit as of the date that he is determined to be Disabled.

6.2	Disability Retirement Date. The Disability Retirement Date of a Participant shall be the first day of the month coinciding with or next six (6) months following the date (but not earlier than age 55) a Participant has met the requirements of Section 6.1 above. However, if a Disabled Participant is entitled to receive benefits under an insured long-term disability program of the Employer, then the Disabled Participant’s benefit (if he is still living) shall begin on the first day of the month following the date the Disabled Participant is no longer entitled to receive any Disability benefits under the insured long-term disability program of the Employer.
6.3	Determination of Disability Benefit
(a)	Commencement of Payment. Disability benefit payments shall be payable on the later of, but not earlier than age 55, the first day of the month next following either:
(i)	the Participant’s Retirement Date, provided the Participant is then still Disabled, or

(ii)	the cessation of any Disability benefits under an insured long-term disability program as provided in Section 6.2.
The Participant’s Disability benefit shall be payable in accordance with any option elected pursuant to Article 9 herein, provided, however, that any such benefit shall cease upon the first to occur of the following events:
(1)	the date the Participant is deemed to be no longer Disabled,

(2)	the date the Participant refuses to submit to a medical examination or refuses to furnish due proof of continued Disability,

(3)	the date of the Participant’s death, unless the option elected by the Participant pursuant to Article 9 provides for the continuation of payments to a surviving spouse or other beneficiary, or

(4)	the date the Participant attains his Normal Retirement Age, at which time such Participant shall be deemed to be a retired Participant no longer required to furnish proof of Disability. Any benefit being paid to a disabled Participant who reaches his Normal Retirement Age shall continue as if the Participant had elected such benefit at his Normal Retirement Date.
(b)	The amount of such Disability benefit shall be determined as follows:
(1)	Once a Participant is determined to be Disabled, his Accrued Benefit shall become 100% vested.

(2)	For purposes of benefit accrual, a Participant shall continue to receive credit for Hours of Service during the six (6) month waiting period in Section 6.3(a), but not beyond the 6 month waiting period, equal to the Hours of Service he would have normally received credit for if the Participant would have been employed during this six (6) month waiting period.

(3)	If the payment of benefits commences at Normal Retirement Date, the amount of the benefit shall be the Participant’s Accrued Benefit as of his Disability Retirement Date.

(4)	If the payment of benefits commences prior to a Participant’s Normal Retirement Date, the amount of the benefit shall be the Participant’s Accrued Benefit but reduced three percent (3%) for each year that his benefit commences prior to his Normal Retirement Date..
6.4	Cash-out of Small Benefits — The provisions of Section 6.3 notwithstanding, if the Actuarially Equivalent lump sum present value of the Disability benefit determined for any disabled Participant shall be $10,000 or less, then such lump sum shall be paid directly to such disabled Participant on the first day of the month following the Disability Retirement Date.

6.5	Recovery from Disability. Subject to the Separation from Service rules of Section 1.34(a):
(a)	Returns to Service. If a Participant is deemed to be no longer Disabled prior to his Normal Retirement Date and returns to the service of the Employer within one month of such determination or recovery, then the Participant shall be deemed not to have incurred a Break in Service as a result of his Disability, but the number of years and fractions thereof during which he received payments pursuant to this Article shall not be counted in determining his Years of Benefit Service for any purposes under the Plan. Disability payments shall nonetheless cease in accordance with Section 6.3(a).

(b)	Does not return to Service. If the Participant is deemed to be no longer Disabled prior to Normal Retirement Date and does not return to the service of the Employer within one month of such determination or recovery, then he shall be deemed to have Separated from Service of the Employer as of the date he became Disabled. In this event, the provisions of Section 6.3(a) shall apply, and benefit payments shall cease.
ARTICLE 7 — SURVIVOR BENEFITS
7.1	Eligibility for Survivor Benefits
(a)	Death before Early Retirement or Normal Retirement Benefit have commenced. In the event of death of a Participant before his Early Retirement or Normal Retirement Benefit has commenced he shall become 100% Vested in his Accrued Benefit and his Beneficiary shall receive the Actuarial Equivalent of his Accrued Benefit payable in 120 continuous monthly payments, with the first payment commencing as of the first day of the month next following 90 days after the Participant’s death.

(b)	Death After Normal Retirement Age and after his Normal Retirement Benefit have commenced. In the event of death of a Participant on or after his Normal Retirement Age but before 120 monthly payments have been received by the Participant, his Beneficiary shall continue to receive his same monthly payments until a combined total of l20 monthly payments have been made to the Participant and his Beneficiary.
7.3	Beneficiary — A Participant or former Participant may designate one or more primary or contingent beneficiaries in writing on forms supplied by the Committee. A Participant or former Participant may change his designation at any time in the same manner. Any portion of a Participant’s or former Participant’s death benefit which is not disposed of under a designation of beneficiary for any reason whatsoever shall be paid in the following order:

(a)	to his spouse, if living, otherwise

(b)	his natural or adopted children and survivors thereof, in equal shares per stirpes, otherwise

(c)	his parents and survivor thereof, in equal shares, otherwise

(d)	his executors or administrators.
ARTICLE 8 — TERMINATION OF EMPLOYMENT — VESTING
8.1	Non-forfeitable Rights — Notwithstanding any other provisions of this Article, a Participant’s Accrued Benefit shall be 100% vested upon the events listed in Section 8.2.

8.2	Vesting of Benefits — A Participant shall be vested in his Accrued Benefit under this Plan upon the date the Participant qualifies as having fulfilled any of the following:
(i)	The Participant either dies (Section 7.1) or becomes Disabled as provided in Article 6;

(ii)	The Participant qualifies for Early Retirement (Section 3.1),

(iii)	The Participant attains his Normal Retirement Age (Section 1.27),

(iv)	In the event of a “Change in Control” as defined in Section 1.9, a Participant shall become 100% vested in his Accrued Benefit.

(v)	In the event of an Involuntary Termination of employment of the Participant by the Employer “not for cause.” “Not for cause” shall mean any termination of the employment of the Employee by the Employer that does not fall within the meaning of termination “for cause” as defined in Section 8.3(b) below.

(vi)	Vesting based on Years of Service. A Participant shall become Vested in his Accrued Benefit based on his number of Years of Service as follows:

Years of Service	Vested %
Less than 5	0%
5-9	25%
10-14	50%
15	75%
16	80%
17	85%
18	90%
19	95%
20 or more	100%
8.3	Automatic Forfeiture of Benefits. A Participant shall automatically forfeit any benefits under this Plan in the event of the occurrence of any one or more of the following:
(a)	Termination of Employment results in a Forfeiture. A Participant, whose employment with the Employer (or any of its Affiliated Companies) is terminated for any reason other than those listed in Section 8.2, shall forfeit only his non-vested Accrued Benefits earned under this Plan.
(b)	“Termination for Cause” — Fraud, embezzlement or criminal acts. Should a Participant be “terminated for cause” he shall forfeit any vested and non-vested benefits earned under this Plan. “Termination for Cause” shall mean the termination of a Participant’s employment as a result of a finding by the Board of any of the following:
(i)	Participant has knowingly and intentionally engaged in an act or omission, or series of actions, deemed by the Board to be fraudulent or unlawful;

(ii)	Any knowing and material breach of his Employment Agreement (if any) by the Participant;

(iii)	Any knowing and material violation by the Participant of the Employer’s corporate policies and procedures that result in damage to the business or reputation of the Employer or its subsidiaries’ business, including without limitation policies prohibiting discrimination, harassment and/or retaliation;

(iv)	Participant engaging in a criminal act involving the property or persons associated with the Employer (other than a minor traffic offense) or involving behavior determined by the Board to be substantially detrimental to the Employer’s best interests;

(v)	excessive absenteeism by the Participant without proper authorization;

(vi)	Participant’s intentional failure to follow the directions of the Board or a continued failure to perform assigned duties, which is not cured within twenty-one (21) days after written notice thereof is given to Participant; or

(vii)	Employee is grossly neglectful of duties resulting in a substantial injury to the Employer which is not cured within twenty-one (21) days after written notice thereof is given to Employee.
(c)	Compete after Termination of Employment. No benefits shall be paid under this Plan should a Participant at any time within three (3) years following the Participant’s termination of employment or retirement (without the written consent of the Employer) engage in, become interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of an employee, officer, director, principal, agent, trustee or in any other capacity whatsoever, any enterprise, conducting in the trading area (within a 50 mile radius from the Employer’s main office and within 25 miles from any branch office) of the business of the Employer, which enterprise is, or may be deemed to be, competitive with any business carried on by the Employer as of the date of the Participant’s Separation of Service or retirement.

(d)	Solicitation after Termination of Employment. No benefits shall be paid under this Plan should a Participant at any time within three (3) years following the Participant’s Termination of Service or Retirement, without the written consent of the Employer:
(i)	Solicit any employee of the Employer for the purpose of hiring such employee away from the Employer, or

(ii)	Solicit any entity or person that was a customer of the Employer within 12 months prior to such termination for the purpose of obtaining such customer’s business relationship.

ARTICLE 9 — PAYMENT OF RETIREMENT BENEFITS
9.1	At a Participant’s Early, Normal or Deferred Retirement Date, benefits shall be provided for the retiring Participant in accordance with this Plan.

9.2	Form and Date of Benefit Payment
(a)	Form of Payment. A retiring Participant shall automatically receive his Accrued Benefit payable on any of the Payment Events in the form of a Ten Year Certain & Life Annuity (Section 1.26). Notwithstanding the above, a Participant shall receive a lump sum payment of all or any taxable portion of the Actuarial Equivalent of his Accrued Benefit if under the then current Internal Revenue Service Code (or any of its Regulations) he is required by the Internal Revenue Service to report as taxable income all or any portion of the present value of his retirement benefit under this Plan during such calendar year.

(b)	Date of Payment for Payment Events other than Death, Disability, Retirement, Change of Control, or Plan Termination.

In the event of a Payment Event that involves the either a Participant’s:
(i)	Voluntary Separation from Service with a Vested benefit in accordance with Section 8.2(vii), or

(ii)	Involuntary Separation from Service due to a Termination “without cause,”
subject to Section 9.4(c) for a “Specified Employee,” the Participant’s vested Accrued Benefit shall be payable in the form of a Ten Year Certain & Life Annuity with payments commencing at his Normal Retirement Date.
9.3	Requirements of Subsequent Election
(a)	Notwithstanding that a Participant has made an “Initial Payment Election” or, having failed to make such election, the Normal Form of Payment should be paid at the time of distribution. A Participant (and a Beneficiary if applicable) may make a Subsequent Payment Election in writing on a Form provided by the Employer to change his Payment Election provided such change complies with this Section 9.3(a) and the requirements of Applicable Guidance as follows:
(1)	Conditions for Subsequent Election. A Participant (or Beneficiary if applicable) may make a change in a prior payment election provided it complies with the following:
(i)	Effective Date of Change. The change may not take effect until at least 12 months following the date of the written change in payment election;

(ii)	Five (5) Year Rule. If the change in payment election relates to a payment on account of either:

•	a Separation from Service,

•	on a Change in Control,

•	or payment is at a Specified Time or pursuant to a Fixed Schedule, then the change in election must result in payment being made no earlier than 5 years following the date the payment otherwise would have been made (or in the case of an installment payment treated as a single payment, as defined in Section 9.3(a)(3) below, 5 years from the date the first amount was schedule to be paid); and
(iii)	Time of Subsequent Election. If the change in payment election relates to a payment at a Specified Time or pursuant to a Fixed Schedule, the Participant or his Beneficiary must make the change in payment election not less than 12 months prior to the date the payment is scheduled to be made (or in the case of a Term Certain Annuity or installment payment treated as a single payment, 12 months prior to the date the first amount was scheduled to be paid).
(2)	Definition of “Payment.” Except as otherwise provided in Section 9.3(a)(3) below, a “payment” for purposes of applying Section 9.3(a)(1) above shall mean each separately identified amount the Plan is obligated to pay to a Participant or Beneficiary on a determinable date and includes amounts paid for the benefit of the Participant. An amount is “separately identifiable” only if the Employer can objectively determine the amount. A payment includes the provision of any taxable benefit, including a payment in cash.

(3)	Installment Payments and Annuities. A Term Certain Annuity or a “series of installment payments” are treated as a single payment for purposes of this Section 9.3(a). For purposes of this Section 9.3(a), a “series of installment payments” means payment of a series of substantially equal periodic amounts to be paid over a predetermined number of years, except to the extent that any increase (or decrease) results from reasonable earnings on the Participant’s Accrued Benefit.

(4)	Coordination with Anti-Acceleration Rule. In making a Subsequent Payment Election, a Participant (or his Beneficiary if applicable) may change the form of payment to a more rapid schedule without violating Section 9.3(b), provided any such change remains subject to the requirements of Section 9.3(a).

(5)	Multiple Payment Events. If the Plan permits multiple payment events (such as death, Separation from Service, etc.), the Subsequent Payment Election of Section 9.3(a)(1) shall apply to each payment due upon each payment event.

(6)	Certain Payments not Subject to Change Payment Election Rules. The Employer may elect to delay payments to a Participant or Beneficiary for any of the following reasons:
(i)	Non-Deductible Payments. The Employer may delay payment to a Participant or Beneficiary if the Employer reasonably anticipates that the Employer’s tax deduction for payment of the Accrued Benefit will be limited or eliminated under Code Section 162(m). However, the Employer will make such Accrued Benefit payment as of the date at which the Employer tax deduction is no longer limited or eliminated under Code Section 162(m), but not later than 24 months from the time such payment would have otherwise been made.

(ii)	Loan Covenants/Contract Terms. The Employer may delay payment to a Participant or his Beneficiary if the Employer reasonably anticipates that the payment will cause the Employer to violate the terms of a loan agreement or other similar contract to which the Employer is a party, provided the Employer entered into the agreement or contract for legitimate business reasons and such violation will cause material harm to the Employer. However, the Employer will make such Accrued Benefit payment as of the date at which the Employer reasonably anticipates that the payment will not cause a violation of the agreement or contract, or that such violation will not cause any material harm to the Employer.

(iii)	Securities or other Laws. The Employer may delay payment to a Participant or his Beneficiary if the Employer reasonably anticipates that the payment will violate Federal securities or state law or other applicable law. However, the Employer will make such Accrued Benefit payment as of the date at which the Employer reasonably anticipates that the payment will not cause a violation of such securities laws.

(iv)	Other. The Employer may delay payment to a Participant upon such other events as Applicable Guidance may permit.

(v)	Amendments. If the Employer amends this Plan to add other permitted reasons for delay of payment of Accrued Benefit, any such amendment may not take effect for 12 months following the date the Employer adopts such an amendment. As provided in Section 9.3(b) below, the Employer may not amend this Plan to remove any or all of the payment delays described in this Section 9.3(a)(6) as it relates to any previous Accrued Benefit amount.
(b)	No Acceleration of Payment (General Rule). The Employer, Participant or a Beneficiary may not accelerate the time or schedule of any Plan payment or amount scheduled to be paid under this Plan. However, the following are not considered an acceleration of payments and are therefore considered permissible:
(1)	A payment made in accordance with Plan provisions or pursuant to a Initial Payment Election Form under Section 1.30, or a Subsequent Payment Election under Section 9.3 under which payment on a accelerated schedule is required on account of an intervening event which includes Separation from Service, Disability, Death, Change in Control; and

(2)	The Employer’s waiver or acceleration of the satisfaction of any condition constituting a Substantial Risk of Forfeiture provided that payment is made only upon a permissible event and the Employer’s action otherwise does not violate Code Section 409A.
9.4	Time of Payment of Benefits

(a)	For any vested benefits that accrue under this Plan after December 31, 2004, except in the case of death, Disability, Change in Control or Plan Termination, the payment of any such Accrued Benefit shall be delayed and not paid (or begun to be paid) to the Participant until the first day of the month following six months following his Separation of Service from the Employer.

(b)	Benefits that accrued and were vested under this Plan prior to January 1, 2005, shall be subject to the provisions of this restated Plan and comply with IRC Section 409A.

(c)	Specified Employee. Notwithstanding any other provision of this Plan to the contrary except Death, any Participant who is a “Specified Employee” (as defined in Section 409A of the IRC) may not have his benefit payments commence prior to the first day of the month next following six (6)months after his Separation of Service. Should a Specified Employee’s benefit be deferred for 6 months, the Participant shall receive as of the first day of the seventh (7th) month a onetime catch up payment equal to his 6 months of deferred payments.
ARTICLE 10 — COMMITTEE
10.1	Except where otherwise specifically indicated, responsibility for administration of this Plan shall be reposed in the Committee (see Section 1.11) of the Board of Directors composed of not less than three (3) individuals. The members of the Committee shall be appointed by the Board of Directors of the Employer. An individual shall not be ineligible to be a member of the Committee because he is or may be an officer or a Participant under this Plan.

10.2	Subject to the Claims Procedure set forth in Article 11 hereof, the Committee shall have the duty and authority to interpret at its discretion and construe the provisions of the Plan, to decide any disputes which may arise regarding the rights of Employees under this Plan.

10.3	Any certification by the Employer of the information required or permitted to be certified by the Committee pursuant to the provisions of the Plan may be relied upon by the Committee until later shown to be incorrect. The Committee may correct errors, and so far as practicable, may adjust any benefit or payment or credit accordingly.

10.4	The Committee shall maintain full and complete records of its deliberations and decisions. Its records shall contain all relevant data pertaining to individual participating Employees and their rights under the Plan. It has the duty to carry into effect all such rights and benefits of each and to answer questions and assist Employees, whether Participants or other Employees, to obtain the greatest good from the existence of the Plan.

10.5	The Employer shall pay the reasonable expenses incident to the operation of this Plan. All requests, directions, requisitions and instructions of the Committee shall be in writing and signed by the Committee’s Chairman or acting Chairman and by its Secretary or acting Secretary.
ARTICLE 11 — CLAIM PROCEDURE
11.1	Filing a Claim for Benefits — Any claim for a Plan benefit hereunder shall be filed by a Participant or Beneficiary (claimant) of this Plan on the form prescribed for such purpose with the Committee, or in lieu thereof, by written communication which is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Committee.

11.2	Denial of Claim
(a)	If a claim for a Plan benefit is wholly or partially denied, notice of the decision shall be furnished to the claimant by the Committee within a reasonable period of time after receipt of the claim by the Committee.

(b)	Any claimant who is denied a claim for benefit shall be furnished written notice setting forth:
(1)	The specific reason or reasons for the denial;

(2)	Specific reference to the pertinent Plan provisions upon which the denial is based;

(3)	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(4)	An explanation of the Plan’s claim review procedure, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.
11.3	Claims Review Procedure
(a)	In order that a claimant may appeal a denial of a claim, a claimant or his duly authorized representative:
(1)	May request a review by written application to the Committee not later than 60 days after receipt by the claimant of written notification of denial of a claim;

(2)	May review and copy (free of charge) pertinent documents, records and other information relevant to the claimant’s claim for benefits; and

(3)	May submit issues and comments in writing.
(b)	A decision on review of a denied claim shall be made not later than 60 days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered within a reasonable period of time, but not later than 120 days after receipt of a request for review. If an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 60 day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review.

(c)	The decision on review shall be in writing and shall include the specific reason(s) for the decision and the specific reference(s) to the pertinent Plan provisions on which the decision is based.

(d)	The review will take into account all comments, documents, records and other information submitted by the claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(e)	The decision on review will include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits.
ARTICLE 12 — UNFUNDED OBLIGATIONS
The Employer’s obligations under this Plan shall be unfunded and unsecured promises to pay the benefits provided for hereunder. The Employer may establish a grantor “Rabbi” Trust for the purpose of informally holding assets sufficient to meet the obligations of this Plan.
It is understood that the Employer may from time to time make contributions to the Rabbi Trust in order to meet the obligations of this Plan. No participant shall have any beneficial or other interest in any such trust asset, and same shall at all times remain a part of the Employer’s general assets accessible to its creditors in the event of the Employer’s insolvency or bankruptcy.
The rights of a Participant, any designated recipient of a Participant or any other person claiming through a Participant under this Plan, shall be solely those of an unsecured general creditor of the Employer. A Participant, any designated recipient of a Participant or any other person claiming through a Participant, shall only have the right to receive from the Employer (or any trust established to hold assets to meet the obligations of this Plan) those payments which are specified under this Plan. No asset used or acquired by the Employer in connection with its obligations and liabilities hereunder (whether in trust or not) shall be deemed to be held for the benefit of a Participant or his designated recipient(s) but will be deemed only as security for the performance of the Employer’s obligations hereunder. The assets of the Trust shall be subject to the claims of the Employer’s creditors in the event of the Employer’s insolvency or bankruptcy.
ARTICLE 13 — ADMINISTRATIVE AND FIDUCIARIES’ RESPONSIBILITIES
No named fiduciary under the Plan shall be liable for any act or omission of another which act or omission occurs outside the scope of the respective fiduciaries designated area(s) of responsibility as hereinafter stated. The named fiduciaries and their respective areas of responsibility for the operation and administration of the Plan are as follows:
13.1	Board of Directors
(a)	Terminating Plan;

(b)	Amending Plan;
13.2	Employer— The Employer shall have the following responsibilities and powers:
(a)	Informal Funding — The Employer shall, in consultation with an enrolled actuary, and other professionals as needed, determine the Plan’s benefits, liabilities, and accounting accruals and communicate same to the Plan Administrator and may informally fund the Plan using a Rabbi Trust.

(b)	Appointment of Plan Administrator — The Committee shall be named Plan Administrator. The Committee may, however, delegate such function by appointing any person or any number of persons to administer the Plan as provided in Article 10. In the event of such appointment, the person or persons so appointed shall be the successor Plan Administrator. Any person or persons so appointed may be removed by the Employer upon thirty (30) days written notice unless a shorter period is agreed to.
(c)	Review of Fiduciaries — The Employer shall periodically review the performance of any fiduciary or any other person to whom any duties have been delegated.
13.3	Plan Administrator — The Plan Administrator shall have the following responsibilities and powers:
(a)	General Powers — The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Plan Administrator shall have the exclusive discretionary authority to construe and interpret the Plan, including, but not limited to, deciding all questions of eligibility for benefits and the amount of such benefits. The decision of the Plan Administrator for matters within its jurisdiction shall be final, binding and conclusive upon all Employers, Employees, Participants and Beneficiaries and every other person or party interested or concerned.

(b)	Procedures, Records and Reports — The Plan Administrator shall establish operating procedures and shall keep a record of his actions, as well as all books of account, records or other data necessary for the administration of the Plan and/or required by law or regulations issued pursuant to such law. The Plan Administrator shall prepare and file or publish with the Secretary of Labor or the Secretary of the Treasury, or to any other official or agency as may hereafter be required, all reports, documents or other information as may be required under law to be so filed or published.

(c)	Agents and Counsel — The Plan Administrator may engage agents to assist him in his duties, and may consult with counsel, actuaries, accountants, specialists and other persons as he deems necessary or desirable. The Plan Administrator shall be indemnified by the Employer with respect to any action taken or omitted by him in good faith reliance on the advice of such persons, provided that the Plan Administrator has acted prudently in selecting or retaining such persons, to which end he shall periodically review such person’s performance.

(d)	Expenses — All expenses of administration including, but not limited to, the payment of professional fees of consultants, actuaries, accountants, counsel, investment advisors and other specialists, shall be paid by the Employer.

(e)	Reports Furnished Participants — The Plan Administrator shall furnish to each Plan Participant, and to each Beneficiary receiving benefits under the Plan notification of any amendments to this Plan.
ARTICLE 14 — SPENDTHRIFT
14.1	Unsecured Promise to Pay. No Participant under this Plan shall have any legal right, title or interest in the Plan or any assets of the Employer used in connection with the Employer’s Plan obligations. The interest of any Participant, beneficial or otherwise, shall be limited to that provided in the Plan and no designated Beneficiary shall have any greater rights than as provided by this Plan.

14.2	No Assignment. Except to the extent permitted by law, the Participant may not anticipate, encumber, alienate or assign any of his rights, claims, or interests in this Plan or any part thereof. No payments, benefits, or rights arising by reason of this Plan shall in any way be subject to the Participant’s debts, contracts, or engagements, or to any judicial processes to levy upon or attach the same for payment thereof.
ARTICLE 15 — AMENDMENT AND TERMINATION
15.1	Amendment — This Plan may be amended by the Employer; provided, however, that no amendment will be adopted unless it complies with the Applicable Guidance.

15.2	Termination — While it is the intent of the Employer to continue this Plan and contributions hereunder for the benefit of its Plan Participants, the Employer does reserve the right to terminate this Plan.
(a)	Dissolution/Bankruptcy. The Committee shall terminate the Plan within 12 months following a dissolution of a corporate Employer taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the Actuarial Equivalent of the Participant’s Accrued Benefit are paid to the Participants and is included in the Participants’ gross income in the latest calendar year: (i) in which the plan termination occurs; (ii) in which the amounts are no longer subject to a Substantial Risk of Forfeiture; or (iii) in which the payment is administratively practicable.

(b)	Change in Control. The Committee may terminate the Plan within the 30 days preceding or the 12 months following a Change in Control provided the Employer distributes in a lump sum the Actuarial Equivalent of the Participants’ Accrued Benefit (and must terminate the Plan and distribute the accounts under any substantially similar Employer plan which plan the Employer also must terminate) within 12 months following the Plan termination.

(c)	Other. The Committee may terminate the Plan for any other reason in the Employer’s discretion provided that: (i) the Employer also terminates all Aggregated Plans in which any Participant also is a participant; (ii) the Plan makes no payments in the 12 months following the Plan termination date other than payments the Plan would have made irrespective of Plan termination; (iii) the Plan makes a lump sum payment of the Actuarial Equivalent of the Participants’ Accrued Benefit within the 12 to 24 months following the Plan termination date; and (iv) the Employer within 3 years following the Plan termination date does not adopt a new plan covering any Participant that would be an Aggregated Plan.

(d)	Applicable Guidance. The Committee may terminate the Plan under such other circumstances as Applicable Guidance may permit.
15.3	Vesting Upon Complete Termination — Upon complete termination of this Plan, the Accrued Benefit of each affected Participant as of the date of termination shall become 100% vested and non-forfeitable.

15.4	Cessation of Future Benefit Accruals. The Committee may elect at any time to amend the Plan to cease future Participant benefit accruals after a specified date; however, the Committee may not reduce anyone’s Accrued Benefit or any optional form of payment on such Accrued Benefit. In such event, the Plan will remains in effect until all Accounts are paid in accordance with the Plan terms, or, if earlier, upon the Employer’s termination of the Plan.

ARTICLE 16 — MISCELLANEOUS PROVISIONS
16.1	This Plan is created for the exclusive benefit of the Eligible Employees of the Employer and their Beneficiaries and shall be interpreted in a manner consistent with First Community Bancshares, Inc. and Affiliates Executive Retention Plan.

16.2	Headings — The headings of the Plan have been inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

16.3	Plan not Contract of Employment — This Plan shall not be construed as creating or changing any contract of employment between the Employer and its Eligible Employees, whether Participants hereunder or not; and the Employer retains the right to deal with its Employees, whether Participants hereunder or not, and to terminate their respective employment at any time, to the same extent as though this Plan had not been created.

16.4	Invalidity of Certain Provisions — If any provisions of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions and this Plan shall be construed and enforced as if such provisions had not been included.

16.5	Law Governing — This Plan shall be construed and enforced according to the laws of the Commonwealth of Virginia.

16.6	General Undertaking — All parties to this Plan and all persons claiming any interest whatsoever hereunder agree to perform any and all acts and execute any and all documents and papers which may be necessary or desirable for the carrying out of this Plan or any of its provisions.

16.7	Agreement to Bind Heirs, Etc. — This Plan shall be binding upon the heirs, executors, administrators, successors and assigns, as such terms shall apply, of any and all parties hereto, present and future merger including subsequent parties to this Plan due to a merger, consolidation, or Change in Control of its Employer.

16.8	Action by Employer — Whenever under the terms of the Plan the Employer is permitted or required to take some action, such action may be taken by any officer of the Employer who has been duly authorized by the Board of Directors of the Employer.

16.9	Compliance with Applicable Guidance — Notwithstanding anything herein to the contrary, the Plan shall be interpreted in a manner so as to comply with any Applicable Guidance.

IN WITNESS WHEREOF, First Community Bancshares, Inc. has caused these presents to be signed by its duly authorized officers and its seal to be hereunto affixed, this            day of                                         , 2008.

First Community Bancshares, Inc.
By:
Chairman of Board of Director

Participating Employers: First Community Bank N.A.
By:
Title:
Participant:

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